Exhibit 99.1

For Immediate Release

Contact: Andrew Fisher

(202) 483-7000

Afisher@unither.com

UNITED THERAPEUTICS CORPORATION REPORTS

2010 FOURTH QUARTER AND ANNUAL FINANCIAL RESULTS

•                  Total Annual Revenues of $603.8 million

•                  Annual Earnings per Share of $1.89 per Basic Share or $1.78 per Diluted Share

•                  Annual Earnings Before Non-Cash Charges of $5.44 per Basic Share, or $5.13 per Diluted Share

Silver Spring, MD, February 15, 2011: United Therapeutics Corporation (NASDAQ: UTHR) today announced its financial results for the fourth quarter and year ended December 31, 2010.

“We finished 2010 with solid operating results led by the growth in our revenues,” remarked Martine Rothblatt, Ph.D., United Therapeutics’ Chairman and Chief Executive Officer. “In addition, we are pleased to announce that we expect to unblind our FREEDOM-M pivotal study of oral treprostinil as monotherapy for pulmonary arterial hypertension in June 2011. We also expect to fully enroll and then unblind our FREEDOM-C2 pivotal study of oral treprostinil as combination therapy for pulmonary arterial hypertension in April and September 2011, respectively.”

Total revenues for the three months ended December 31, 2010, were $166.5 million, up from $108.9 million for the quarter ended December 31, 2009.  Net income for the three months ended December 31, 2010, was $9.5 million or $0.17 per basic share, compared to a net loss of $3.3 million or $0.06 per basic share for the quarter ended December 31, 2009. For the year ended December 31, 2010, we had net income of $105.9 million, or $1.89 per basic share and $1.78 per diluted share, compared to $19.5 million, or $0.37 per basic share and $0.35 per diluted share, for the year ended December 31, 2009.  Earnings before non-cash charges(1) for the three months ended December 31, 2010, were $72.4 million or $1.27 per basic share, compared to $36.2 million or $0.67 per basic share for the three months ended December 31, 2009.

(1)                See definition of earnings before non-cash charges, a non-GAAP financial measure, and a reconciliation of net income to earnings before non-cash charges below.

Results

Revenues. Revenues for the quarter ended December 31, 2010 increased by $57.6 million when compared to the quarter ended December 31, 2009. The growth in revenues is predominately from the increase in the number of patients being prescribed our products. In addition, sales of Remodulin increased by approximately $9.2 million as the result of price increases that went into effect during 2010. Gross margin from sales for the quarters ended December 31, 2010 and 2009 were $146.0 million and $95.1 million, respectively, or 88% of total revenue for both of these quarters. These trends were consistent with the results for the years ended December 31, 2010 and December 31, 2009.

The table below summarizes the components of revenues (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Cardiopulmonary products:
Remodulin	$101,879	$86,415	$403,599	$331,579
Tyvaso	48,714	15,155	151,797	20,268
Adcirca	12,804	4,275	36,307	5,789
Telemedicine products and services	2,787	2,795	10,932	10,968
License fees	293	283	1,196	1,244
Total revenues	$166,477	$108,923	$603,831	$369,848

Operating Expenses. Our operating expenses consist of research and development, selling, general and administrative, and costs of service and product sales.

The table below summarizes research and development expense by major project and non-project components (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Project and non-project:
Cardiopulmonary	$31,908	$22,906	$86,161	$61,574
Share-based compensation	19,774	11,129	45,878	36,294
Other	10,573	6,997	34,722	24,320
Total research and development expense	$62,255	$41,032	$166,761	$122,188

Cardiopulmonary.  The increase in cardiopulmonary project expenses of $9.0 million for the quarter ended December 31, 2010 compared to the same quarter in 2009 reflected primarily: (1) an increase in expenses incurred in connection with our FREEDOM-M and FREEDOM-C2 Phase III clinical trials, which was largely offset by a decrease in expenses related to our inhaled treprostinil program; and (2) an increase of $9.3 million in expenses related to our development of beraprost-MR, which includes $9.0 million in milestone-related expenses.

Share-based compensation.  The increase in share-based compensation expense of $8.6 million for the quarter ended December 31, 2010 over the same quarter in 2009 reflected: (1) an increase in the fair value of awards granted under our Share Tracking Awards Plan (STAP), principally as a result of the increase in the price of our common stock; (2) an increase in the number of outstanding STAP awards; and (3) increases in both the number of STAP awards vested and the time that unvested STAP awards had accrued toward vesting as of December 31, 2010.

Other.  Other research and development expenses increased $3.6 million during the quarter ended December 31, 2010 compared to the same quarter in 2009 reflected primarily an increase in personnel, depreciation and overhead costs supporting our research mainly because 2010 was the first full year of operations of our new facilities in North Carolina and Maryland.  Research and development expenses for our individual disease platforms include only direct labor and related direct costs.

The table below summarizes selling, general and administrative expense by major categories (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Category
General and administrative	$28,302	$28,894	$83,077	$68,606
Sales and marketing	14,147	11,860	49,332	43,593
Share-based compensation	32,549	15,823	67,191	64,139
Total selling, general and administrative expense	$74,998	$56,577	$199,600	$176,338

Sales and marketing.  The increase in sales and marketing expenses of $2.3 million for the quarter ended December 31, 2010 compared to the same quarter in 2009, is predominately due to an increase in payroll and training-related expenses as a result of our headcount expansion of approximately 50 sales and marketing personnel during the quarter ended December 31, 2010.

Share-based compensation.  For the quarter ended December 31, 2010, share-based compensation increased by $16.7 million over the same period in 2009 as a result of a $10.9 million increase in share-based compensation recognized for our STAP due to the same factors noted above and an $8.8 million increase related to a year-end stock option award to our Chief Executive Officer primarily as a result of the appreciation in the price of our common stock over the year.

Income Tax Benefit. We recognized income tax benefits of $5.0 million and $1.4 million for the quarter ended December 31, 2010 and 2009, respectively. The $3.6 million increase in income tax benefits recognized during the quarter ended December 31, 2010 corresponded to increases in the domestic manufacturing deduction and business tax credits generated from our orphan drug-related research and development activities.

Earnings Before Non-Cash Charges

Earnings before non-cash charges is defined as net income, adjusted for the following non-cash charges, as applicable: (1) interest; (2) income taxes; (3) license fees; (4) depreciation and amortization; (5) impairment charges; and (6) share-based compensation (stock option and share tracking award expense).

A reconciliation of net income (loss) to earnings before non-cash charges is presented below (in thousands, except per share data):

	Year Ended December 31,						Three Months Ended December 31,
	2010	2009	2008		2007		2010	2009
Net (loss) income, as reported	$105,916	$19,462	$(49,327)		$12,353		$9,544	$(3,330)
Add (subtract) non-cash charges:
Interest expense	19,714	12,875	11,439		14,281		5,459	3,659
Income tax expense (benefit)	41,923	(695)	(34,394)		(7,876)		(5,039)	(1,403)
License fees	—	—	150,000	(1)	11,013	(2)	—	—
Depreciation and amortization	17,920	11,394	4,536		3,427		3,739	4,721
Impairment charges	6,177	5,457	1,605		3,582		6,177	5,058
Share-based compensation	113,636	100,810	36,393		48,766		52,558	27,502
Earnings before non-cash charges	$305,286	$149,303	$120,252		$85,546		$72,438	$36,207

Earnings before non-cash charges per share:
Basic	$5.44	$2.80	$2.63		$1.98		$1.27	$0.67
Diluted	$5.13	$2.66	$2.41		$1.87		$1.17	$0.62

Weighted average number of common shares outstanding:
Basic	56,142	53,314	45,802		42,448		57,187	53,926
Diluted	59,516	56,133	49,900		44,902		61,715	57,944

(1)                During the three months ended December 31, 2008, we made an upfront payment of $150.0 million to Eli Lilly and Company (Lilly) as required by our license and manufacturing and supply agreements. We also issued approximately 6.3 million shares of our common stock to Lilly in exchange for $150.0 million under a stock purchase agreement entered into together with the license and manufacturing and supply agreements. Because there was no net impact on our cash flows associated with these transactions, we have presented the related up-front payment as an adjustment to net loss.

(2)                During the year ended December 31, 2007, we issued 400,000 shares of our common stock to Toray Industries, Inc. The fair value of the shares issued was expensed as research and development.

Conference Call

We will host a half-hour teleconference on Tuesday, February 15, 2011, at 9:00 a.m. Eastern Time. The teleconference is accessible by dialing 1-877-351-5881, with international callers dialing1-970-315-0533. A rebroadcast of the teleconference will be available for one week by dialing 1-800-642-1687, with international callers dialing 1-706-645-9291 and using access code 38865359.

This teleconference is also being webcast and can be accessed via our website at http://ir.unither.com/events.cfm.

About United Therapeutics

United Therapeutics Corporation is a biotechnology company focused on the development and commercialization of unique products to address the unmet medical needs of patients with chronic and life-threatening conditions.

Non-GAAP Financial Information

This press release contains a financial measure that does not comply with United States’ generally accepted accounting principles (GAAP). This measure supplements our financial results prepared in accordance with GAAP as reported below.

We use earnings before non-cash charges to assist us in: (a) planning, including the preparation of our internal annual operating budget; (b) allocating resources to enhance the financial performance of our business; (c) evaluating the effectiveness of our operational strategies; and (d) evaluating our capacity to fund capital expenditures and expand our business. We believe this non-GAAP financial measure enhances investors’ understanding of our financial results by excluding certain expenses that we do not consider when evaluating and comparing the performance of our core operations and making operating decisions. In addition, we have historically reported earnings before non-cash charges to investors, and believe the inclusion of this non-GAAP financial measure provides investors with a consistent method of comparison to historical periods. However, there are limitations in the use of this non-GAAP financial measure as it excludes certain operating expenses that are recurring in nature. Furthermore, our calculation of this non-GAAP financial measure may differ from the methodology used by other companies. The presentation of this non-GAAP financial measure should not to be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. A reconciliation of net income, the most directly comparable GAAP financial measure, to earnings before non-cash charges can be found in the table above under the heading, Earnings before Non-Cash Charges.

Forward-looking Statements

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among others, our expectations about operating results and demand for our products, and our expected timing of enrollment and unblinding of our FREEDOM-M and FREEDOM-C2 clinical trials. These forward-looking statements are subject to certain risks and uncertainties, such as those described in our periodic reports filed with the Securities and Exchange Commission, that could cause actual results to differ materially from anticipated results.  Consequently, such forward-looking statements are qualified by the cautionary statements, cautionary language and risk factors set forth in our periodic reports and documents filed with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and current reports on Form 8-K.  We claim the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. We are providing this information as of February 15, 2011, and assume no obligation to update or revise the information contained in this press release whether as a result of new information, future events or any other reason. [uthr-g]

Remodulin and Tyvaso are registered trademarks of United Therapeutics Corporation.

Adcirca is a registered trademark of Eli Lilly and Company.

UNITED THERAPEUTICS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009

Revenues:
Net product sales	$163,445	$105,945	$591,881	$357,870
Service sales	2,738	2,697	10,753	10,751
License fees	294	281	1,197	1,227
Total revenues	166,477	108,923	603,831	369,848
Operating expenses:
Research and development	62,255	41,032	166,761	122,188
Selling, general and administrative	74,998	56,577	199,600	176,338
Cost of product sales	18,536	12,233	67,716	40,890
Cost of service sales	1,637	1,263	5,749	4,431
Total operating expenses	157,426	111,105	439,826	343,847
(Loss) income from operations	9,051	(2,182)	164,005	26,001
Other income (expense):
Interest income	629	1,005	2,939	5,146
Interest expense	(5,459)	(3,659)	(19,714)	(12,875)
Equity loss in affiliate	(30)	(42)	(160)	(141)
Other, net	314	145	769	636
Total other (expense) income, net	(4,546)	(2,551)	(16,166)	(7,234)
Income (loss) before income tax	4,505	(4,733)	147,839	18,767
Income tax benefit (expense)	5,039	1,403	(41,923)	695
Net income (loss)	$9,544	$(3,330)	$105,916	$19,462
Net income (loss) per common share:
Basic	$0.17	$(0.06)	$1.89	$0.37
Diluted	$0.15	$(0.06)	$1.78	$0.35
Weighted average number of common shares outstanding:
Basic	57,187	53,926	56,142	53,314
Diluted	61,715	53,926	59,516	56,133

SELECTED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	December 31,
	2010	2009
Cash, cash equivalents and marketable securities (excluding restricted amounts of $5,122 and $39,976, respectively)	$759,932	$378,120
Total assets	1,431,635	1,051,544
Total liabilities and common stock subject to repurchase	547,749	398,535
Total stockholders’ equity	883,886	653,009